Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and to the incorporation by reference therein of the audited consolidated statements of operations, changes in members’ equity and cash flows of Waypoint/GI Venture, LLC and its subsidiaries for the year ended December 31, 2016 and our report dated March 13, 2017 but solely as they relate to such financial statements, in each case which are included in the Current Report on Form 8-K, dated November 20, 2017, of Colony Starwood Homes.

/s/ Novogradac & Company LLP

San Francisco, California

May 4, 2018